ISSUER FREE WRITING PROSPECTUS
(Supplementing Preliminary Prospectus Supplement Dated July 3, 2007)
Filed Pursuant to Rule 433
Registration No. 333-142898
July 13, 2007

Bancolombia S.A.
     This Free Writing Prospectus relates only to the securities described in the Preliminary Prospectus Supplement dated July 3, 2007 and should be read together with the Preliminary Prospectus Supplement.
     The terms “Bancolombia,” the “Bank,” “we,” “us,” and “our” are used in this Free Writing Prospectus in the same manner as in the Preliminary Prospectus Supplement.
     A Preliminary Prospectus Supplement of Bancolombia accompanies this Free Writing Prospectus and is available from the SEC’s website at
http://www.sec.gov/Archives/edgar/data/1071371/000095012307009546/y36485b2e424b2.htm
     Bancolombia has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents Bancolombia has filed with the Securities and Exchange Commission for more complete information about Bancolombia and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, Bancolombia, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Securities LLC toll-free at 1-888-722-9555 or by calling Merrill Lynch & Co. toll-free 1-866-500-5408.
     This Free Writing Prospectus sets forth certain changes to the Preliminary Prospectus Supplement to reflect a decision, dated July 12, 2007, of the Constitutional Court of Colombia regarding the continuation of the criminal investigation against some officers of Bancolombia. The information in this Free Writing Prospectus supersedes the information in the Preliminary Prospectus Supplement to the extent such information is inconsistent.
     The Preliminary Prospectus Supplement is revised to reflect the following information where applicable:
Addition to the “Summary — Recent Developments”
On July 12, 2007, the Constitutional Court of Colombia (Sala Plena) upheld decision No. 171 dated March 7, 2006 of one of its Revision Divisions (Sala de Revisión), which ordered the reopening of the criminal investigation against our President and one of our Vice-Presidents. As a result of the Constitutional Court’s decision the criminal investigation against these officers will continue. See “Risk factors — Risks relating to our business — The Bank and members of its senior management are defendants in several legal proceedings”.
Bancolombia believes that this decision should be considered in the context of the series of legal proceedings relating to the acquisition of Banco de Colombia and the subsequent merger with Banco Industrial Colombiano. This series of legal proceedings, which has been ongoing since 1999, is described under Item 8 “Financial Information — Consolidated Statements and Other Financial Information — Legal Proceedings” in our Annual Report on Form 20-F incorporated by reference in the Preliminary Prospectus Supplement, and has not to date resulted in any significant liability for or damages payable by Bancolombia.
Bancolombia intends to continue to support the officers involved in the criminal investigation.